Delisting Determination, The Nasdaq Stock Market, LLC, July 10, 2026
Bowen Acquisition Corp
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Bowen Acquisition Corp effective at the opening of the trading session on July 20, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5450(b)(2)(B), 5450(a)(2), 5450(b)(2)(A), 5450(b)(2)(C), and 5101.
The Company was notified of the Staff determination on July 15, 2025.
On July 22, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On August 21, 2025, the hearing was held.
On September 4, 2025 the Panel reached a decision and a Decision letter was issued on said date.
On September 18, 2025 the Company exercised its right to appeal the Panel decision. The Panel reviewed the Company appeal of its decision.
On October 30, 2025 the Panel upheld its decision and decided to suspend the Company from the Exchange.
The Company securities were suspended on November 3, 2025.
Afterward, the Company appealed and this case was called for review by the Nasdaq Listing and Hearing Review Council (NLHRC).
On January 26, 2026, the NLHRC issued a Final Action Letter upholding the Panel decision. No further appeal was filed by the Company and the matter was affirmed by the NLHRC.
The Staff determination to delist the Company securities became rendered final on December 15, 2025 because of the NHLRC decision.